Exhibit 99

AGREEMENT TO FURNISH DEBT INSTRUMENTS

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, Carpenter has not included as an Exhibit any instrument with respect to long-term debt if the total amount of debt authorized by such instrument does not exceed 10% of the total assets of Carpenter. Carpenter agrees, pursuant to this Item, to furnish a copy of any such instrument to the Securities and Exchange Commission upon request of the Commission.

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ David A. Christiansen
David A. Christiansen
Vice President,
General Counsel and Secretary